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                                                                 EXHIBIT 10.44



                               AGREEMENT AND PLAN

                                       OF

                                 REORGANIZATION

                                     AMONG

                           EDUCATIONAL MEDICAL, INC.,

                           NEBRASKA ACQUISITION CORP.

                                      AND

                          EDUCATIONAL MANAGEMENT, INC.


                           DATED AS OF MARCH 29, 1997
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                      AGREEMENT AND PLAN OF REORGANIZATION

         AGREEMENT AND PLAN OF REORGANIZATION, dated as of March 29, 1997, among EDUCATIONAL MEDICAL, INC., a Delaware corporation ("EMI"), NEBRASKA ACQUISITION CORP., a Delaware corporation ("Acquisition"), and EDUCATIONAL MANAGEMENT, INC., a Nebraska corporation ("Management").

                             PRELIMINARY STATEMENTS

         Management is a postsecondary educational institution with schools located in Omaha, Nebraska and Lincoln, Nebraska (individually a "School" and collectively, the "Schools"). EMI is a publicly traded corporation engaged in the operation of postsecondary educational institutions. Acquisition is a wholly owned subsidiary of EMI.

         Prior to the execution and delivery of this Agreement, each of the partners of WIKERT AND RHUDE PARTNERSHIP, a Nebraska general partnership (the "Partnership") contributed all of their partnership interests (the "Partnership Interests") to Management in return for shares of its common stock (the "Partnership Exchange"). Pursuant to the provisions and subject to the conditions hereof and the Plan of Merger attached hereto as Exhibit "A" (the "Plan of Merger"), Management will be merged with and into Acquisition (the "Merger") whereby each outstanding share of Management common stock, par value $.01 per share ("Management Common Stock"), will be converted into 1.02857 the "Exchange Ratio") shares of EMI common stock, par value $.01 per share ("Common Stock"). The parties to this Agreement desire to enter into it for the purpose of setting forth certain representations, warranties, covenants, and further agreements with respect to the Merger.

         In consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, covenants and agreements contained in it, EMI, Management and Acquisition represent, warrant and agree as follows:


                                   ARTICLE I

                                   THE MERGER

         Subject to the termination provisions contained herein, as soon as practicable after the fulfillment of all conditions contained herein (other than such conditions as shall have been waived), articles of merger (the "Articles of Merger") shall be filed with the Department of State of the State of Delaware and the Merger shall become effective in accordance with the terms of the Plan of Merger. The time and date of such filing is sometimes hereinafter referred to as the "Effective Time of Merger."


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                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF MANAGEMENT

         Management hereby makes the following representations and warranties to EMI and Acquisition, each to the best of its knowledge, and subject to the disclosures set forth in the Disclosure Memorandum previously delivered to EMI and Acquisition dated the date of this Agreement (the "Disclosure Memorandum"). Except as specifically noted each of the following representations and warranties give effect to the Partnership Exchange and includes the operations, assets and liabilities of the Partnership.

         2.1 No Misstatements. The representations of Management and the information supplied by Management contained in this Agreement, the Exhibits and the documents incorporated into it by reference and the Disclosure Memorandum do not contain any untrue statement of a material fact or omit to state any fact necessary to make such representations or information not materially misleading.

         2.2 Validity of Actions. Management (i) is duly organized, validly existing and in good standing under the laws of the state of its organization, (ii) has all requisite corporate and other appropriate authorization to own, operate and lease its properties and to carry on its business in the manner in which it is currently operated, (iii) is qualified to do business in all jurisdictions in which such qualification is necessary for the operation of the Schools, other than those jurisdictions where the failure to so qualify would not have a material adverse effect upon the Schools' assets or operations, and (iv) has full power and authority to enter into this Agreement, and the Plan of Merger, and to carry out all acts contemplated by them. This Agreement has been duly executed and delivered on behalf of Management, has received all necessary corporate authorization and is a legal, valid and binding obligation of Management, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement or creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity. Entering into this Agreement and the consummation of the transactions contemplated by it will not (i) violate any provision of the Articles of Incorporation or Bylaws of Management or (ii) conflict with or result in any breach in any material respect of any of the provisions of any material agreement to which Management is a party or by which it or its assets are bound, or (iii) cause a breach of any applicable law, governmental regulation, order, or other decree of any court or governmental agency. The Articles of Incorporation, all amendments to it as of the date hereof and the Bylaws of Management, as presently in effect, and the general partnership agreement of the Partnership have previously been delivered to EMI and Acquisition as part of the Disclosure Memorandum.

         2.3. Capitalization. The authorized capital stock of Management consists of 1,000,000 shares of Management Common Stock, par value $ .01 per share, of which as of the date of this Agreement, there were 740,117 shares issued and outstanding and no


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shares were held in the treasury of Management. Since March 1, 1994, there have been no changes in the authorized, issued, outstanding or treasury shares of Management Common Stock other than for the issuance of 240,117 shares of Management Common Stock in connection with the Partnership Exchange. All outstanding shares of Management Common Stock have been validly issued by Management and are fully paid, nonassessable and free of preemptive rights. There are no subscriptions, options, warrants, calls, rights, contracts, commitments, understandings or arrangements relating to the issuance, sale or transfer by Management of any shares of its capital stock, including any right of conversion or exchange under any outstanding security or other instrument. Except for the Partnership Exchange there have been no changes in the Partnership Interests since March 1, 1994.

         2.4 Management's Financial Statements; Partnership Tax Returns and Trial Balances.

                          (1)     Management's audited balance sheets at
December 31, 1991, 1992, 1993, 1994 and 1995, and statements of income and retained earnings, and cash flows for the years then ended, and Management's unaudited balance sheet at December 31, 1996 and statements of income and retained earnings and cash flows for the year then ended, in each case without giving effect to the Partnership Exchange (the "Management's Annual Financial Statements") are included in the Disclosure Memorandum. Management's unaudited balance sheet at February 28, 1997, (the "Most Recent Balance Sheet") and statements of income and retained earnings for the two month period then ending, in each case without giving effect to the Partnership Exchange (collectively the "Management's Most Recent Financial Statements") are included in the Disclosure Memorandum. Management's Annual and Most Recent Financial Statements are collectively called the "Management's Financial Statements." Each of the Partnership's tax returns for the years ended December 31, 1992, 1993, 1994 and 1995, and the trial balances for the year ended December 31, 1996 and the three months ended March 31, 1997 (the "Partnership Returns and Trial Balances") are included in the Disclosure Memorandum.

                          (2)     Management's Financial Statements, without
giving effect to the Partnership Exchange: (i) accurately represent the transactions appearing on the books and records of Management, and (ii) fairly present in all material respects its financial condition and its results of operations at the dates and for the periods presented. Management's Financial Statements have been prepared on the accrual basis in accordance with generally accepted accounting principles consistently applied ("GAAP"), The Partnership Returns and Trial Balances (i) accurately represent the transactions appearing on the books and records of the Partnership, and (ii) have been prepared on the cash basis of accounting as used for U.S. Federal income tax purposes.

                          (3)     There have been no material adverse changes
in the financial condition or in the operations, properties or assets of Management since Management's Most Recent Balance Sheet.


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         2.5     Liabilities of Management. Management has no material
liabilities, contingent or otherwise, including, without limitation, liabilities for state or Federal income, withholding, sales, or other taxes, except to the extent reflected, reserved against, or provided for, in Management's Most Recent Balance Sheet except for taxes, trade payables and other obligations incurred after the date of Management's Most Recent Balance Sheet in amounts consistent in all material respects, with those incurred in prior periods in the ordinary course of business, including without limitation liabilities for unearned tuition.

         2.6 Assets of Management. Management has good title to all of its assets. Except as otherwise disclosed in Management's Financial Statements or the related notes accompanying them all of its assets are owned free and clear of any adverse claims, security interests, or other encumbrances or restrictions, except for a loan secured by a first mortgage on the Real Estate, as defined in Section 2.26 of this Agreement, (the "Mortgage"), and liens for current taxes not yet due and payable, landlords' liens as provided for in the relevant leases or by applicable law, or liens or similar security interests granted as part of personal property financing agreements made in the ordinary course of business and which in the aggregate are not material.

         2.7     Facility and Facility Operations.

                          (1)     Management's operations are conducted at
facilities rented from the Partnership which are located at 3550 North 90th Street, Omaha Nebraska, 1821 K Street, Lincoln Nebraska and 1843 K Street, Lincoln Nebraska (the later of which includes certain apartment facilities (such facilities are collectively called the "School Facilities") and dormitory facilities at 1800 J Street, Lincoln Nebraska, (the "Dormitory Facilities," collectively, the Dormitory Facilities and the School Facilities are called the "Facilities") and vacant land and older homes being demolished (the "Other Property") and a parking lot located opposite the Lincoln School Facility on K Street which is leased from a third party (the "Leased Lot") . All of the Facilities and the Other Property were owned by the Partnership prior to the Partnership Exchange and are legally described in the title insurance commitment issued by Investors Title Insurance Company, STS File Number T-37651, with an effective date of March 17, 1997 at 8:00 a.m. The School operations are conducted solely at the School Facilities. All of the tangible assets used in connection with Management's operations are located at the Facilities. All of the improvements located at the Facilities are in good operating condition and repair, subject only to ordinary wear and tear. There is no pending or threatened condemnation proceeding with respect to the Facilities and the Other Property.

                          (2)     The Disclosure Memorandum contains a
depreciation schedule of certain of the furnishings, fixtures and equipment located on, or used in connection with, the operation of each Facility as further described therein.


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                          (3)     Except for (i) environmental law compliance
(which is addressed in Section 2.7(4) below) and (ii) accreditation, recruitment, admissions, student loan and funding matters compliance (which are addressed in Sections 2.9 below) as to which no representation or warranty is made in this Section, all activities at, and the physical condition of, each Facility is in compliance with all legal and regulatory requirements applicable to Management, the conduct of its business, and the use of each Facility, and Management has not received any actual notice to the contrary. Management has paid for and obtained all licenses, permits, and other authorizations material to the conduct its business at the Facilities (the "Permits"). A listing of all Permits currently in effect and pertaining to the Facilities or Management's activities at the Facilities are included in the Disclosure Memorandum. The representations contained in this subsection shall not apply to incidental instances of non-compliance occurring in the ordinary course of business which are immaterial to the operation of the School and capable of being cured without significantly disrupting the School's operations.

                          (4)  There are no Hazardous Substances in, on or
under the Facilities except for those which are used by Management in compliance, in all material respects, with applicable law, and Management is not now engaged in any litigation, proceedings or investigations, nor knows of any pending or threatened litigation, proceedings or investigations regarding the presence of Hazardous Substances in, on or under the Facility.

         2.8 Equipment Leases and Financing Agreements. A listing of all of the leases and financing agreements to which Management is a party and which relate to the


------------------------------

      (1)The term "Hazardous Substance" shall include without limitation:

                 (i) Those substances included within the definitions of "hazardous substances," "hazardous materials," "toxic substances," or "solid waste" in CERCLA, RCRA, and the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., and in the regulations promulgated pursuant to said laws;

                 (ii) Those substances defined as "hazardous wastes" in any Nebraska Statute and in the regulations promulgated pursuant to any Nebraska Statute;

                 (iii) Those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto);

                 (iv) Such other substances, materials and wastes which are or become regulated under applicable local, state or federal law, or which are classified as hazardous or toxic under federal, state, or local laws or regulations; and

                 (v)  Any material, waste or substance which is (A) petroleum,
         (B) asbestos, (C) polychlorinated biphenyl, (D) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. ##1251 et seq. or listed pursuant to Section 307 of the Clean Water Act, (E) flammable explosive, or (F) radioactive materials.


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operations of the School are included in the Disclosure Memorandum (the
"Financing and Related Agreements"). Copies of the Financing and Related Agreements are attached to such listing or have been provided to Acquisition and EMI. Except as reflected in such listing, there have been no modifications to any of the Financing and Related Agreements; Management is not in default in any material respect with respect to them; and none of the interests of Management in any of them is subject to any restriction except as stated in the applicable document or as provided by applicable law.

         2.9 Accreditation and Compliance with Title IV Requirements. Attached to the Disclosure Memorandum is a list of all Federal, state or other licenses and approvals, including without limitation all accreditations and certifications, granted to Management with respect to the conduct of its educational or training business (the "Accreditations and Certifications"), and the governmental body or agency or other entity granting such Accreditation or Certification. Included in such Disclosure Memorandum are copies of all such Accreditations and Certifications.

                          (1)     Except for the Permits and the Accreditations
and Certifications, no license or approval is material to the conduct of Management's business as it is now being conducted, and Management has received no notice that any other license or approval is necessary for the continued operation of its business or that any such license or approval will not be renewed.

                          (2)     Each School is accredited by the Accrediting
Council for Independent Colleges and Schools. Management's operation of the School is and has been conducted in all material respects in accordance with all relevant standards imposed by applicable accrediting agencies, or agencies administering state government student aid programs in which Management or any students attending the School participate, or other applicable laws or regulations.

                          (3)      Each School is an institution certified by
the United States Department of Education (the "Department of Education"). Management is a party to, and is and at all times has been in compliance with, a valid program participation agreement with the Department of Education with respect to the operations being conducted by each School. Management has not received any notice, not previously complied with, with respect to any alleged violation of the rules or regulations of the Department of Education or any applicable accrediting agency in respect of the Schools or the terms of any program participation agreement to which either is or was a party. If any such notices have been received and complied with, Management has disclosed its receipt and disposition to EMI and Acquisition prior to the execution of this Agreement. Management is and at all times has been, in compliance with all of the provisions of the Higher Education Act of 1965 ("HEA") and the regulations promulgated by the Department of Education thereunder (the "DOE Regulations") necessary to establish and maintain its eligibility to participate in the Title IV funding programs provided for therein ("Title IV Funding Programs"), including without limitation, the demonstration of financial and administrative responsibility as provided for in the DOE Regulations. Management has submitted audited financial


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statements to the Department of Education for its fiscal years ended December
31,1994 and 1995 relating to its financial responsibility to participate in Title IV Funding Programs as provided for in the DOE Regulations (the "DOE Financial Statements") and was in compliance with all DOE Regulations relating to financial and administrative responsibility as of December 31, 1996. Management has submitted audits of the Title IV Financial Aid Programs to the DOE for purposes of demonstrating compliance with the DOE Regulations regarding the administration of funds received pursuant to Title IV Funding Programs for the applicable federal fiscal years June 30, 1994 and June 30, 1995 (the "Title IV Financial Aid Audits"). Except as set forth on Schedule 2.09, the DOE Financial Statements and Title IV Financial Aid Audits are true and correct in all material respects.

                          (4)     Management is not is aware of any
investigation or review of student financial aid programs (including without limitation Title IV Programs) in which either School or its students participate, or any review of any of the School's Accreditations or Certifications whether by a party to any relevant agreement, the issuer of such Accreditation or Certification or otherwise.

         2.10 Recruitment; Admissions Procedures; Attendance; Reports. Attached as Schedule 2.10 to the Disclosure Memorandum are all policy manuals and other statements of procedures or instruction relating to recruitment of each of the Schools' students, including procedures for assisting in the application by prospective students for direct or indirect state or Federal financial assistance; admissions procedures, including any descriptions of procedures for insuring compliance with state or Federal or other appropriate standards or tests of eligibility; procedures for encouraging and verifying attendance, minimum required attendance policies, and other relevant criteria relating to course completion and certification (collectively referred to as the "Policy Guidelines"). Each School's operations have been conducted in all material respects in accordance with the Policy Guidelines.

         Management has submitted all reports, audits, and other information, whether periodic in nature or pursuant to specific requests ("Compliance Reports"), to all agencies or other entities with which such filings are required relating to each School's compliance with (i) applicable accreditation standards governing its activities or (ii) laws or regulations governing programs pursuant to which the School or students attending the School receive funding, including, without limitation, the Perkins Loan Program, the Federal Family Education Loan Programs, the Pell Grant Program and the Supplemental Educational Opportunity Grant Program, the Federal Direct Student Loan Program, or the Federal Work Study Program, all of which are provided for pursuant to Title IV of the HEA.

         Complete and accurate records in all material respects for all present and past students attending the Schools have been maintained consistent with the operations of a school business. All forms and records have been prepared, completed, maintained and filed in all material respects in accordance with all federal and state laws and regulations applicable to the operations of Management, and are true and correct in all material respects. All financial aid grants and loans, disbursements and record keeping relating to


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them have been completed in compliance in all material respects with all federal and state requirements, and there are no material deficiencies in respect thereto. No student at the Schools has been funded prior to the date for which such student was eligible for funding and such student's records have been processed in all material respects in accordance with all applicable federal, state and relevant third party funding source requirements. All appropriate reports and surveys have been accurately prepared, taken and filed prior to delinquency.

         2.11 Default. Attached as Schedule 2.11 to the Disclosure Memorandum is a schedule indicating the cohort default rate, as calculated by the United States Department of Education, of all students attending the Schools receiving assistance pursuant to the Stafford Loan Subsidized and Stafford Loan Unsubsidized programs (or their applicable predecessor programs) for the federal fiscal years ended September 30, 1992, 1993, and 1994 and Management's projections with respect to the cohort default rate for federal fiscal year 1995. Such schedule is materially accurate in all respects, except Management makes no representation as to the federal fiscal year 1995 projections, other than that they were made in good faith on the basis of available information.

         2.12 Trademarks, etc. Attached as Schedule 2.12 to the Disclosure Memorandum is a list of all tradenames, trademarks, service marks, copyrights and the registrations for them owned or used by Management in connection with the operation of the Schools. Management has not infringed and is not now infringing, any trademark, tradename, service mark, or copyright belonging to any other person in connection with the operation of the Schools. Except as set forth on such exhibit, Management is not a party to any license, agreement or arrangement, whether as licensor, licensee or otherwise, with respect to any trademark, tradename, service mark, or copyright. Management's business may be conducted without license by others for the use of any tradename, trademark, service mark, or copyright.

         2.13 Material Contracts. Attached as Schedule 2.13 to the Disclosure Memorandum is (i) a schedule identifying all material contracts relating to Management's operations not otherwise specifically identified otherwise in this Agreement, including, without limitation, all agreements relating to state or Federal funding of educational services provided by Management through grants, loans or direct payments either to Management, individual students or otherwise, and any agreements relating to the placement of students following their completion of relevant educational programs provided by Management other than agreements with students involving the teaching of standard courses, for standard prices as set forth in related catalog or in the enrollment agreement for such students (the "Contracts");
(ii) a summary of all material provisions of the Contracts that are oral and not reduced to written documents; and (iii) a copy of all written Contracts.
As of the date of this Agreement (i) all of the Contracts remain unmodified and in full force and effect, and (ii) Management is not in default of any material nature (nor, does any state of facts exist which, with the giving of notice, the passing of time, or otherwise, would constitute a default of any material nature by Management) with respect to any of the Contracts.


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         2.14     Maintenance and Employment Agreements.  Attached as Schedule
2.14 to the Disclosure Memorandum is (i) a schedule of all written agreements between Management and independent contractors, employees and agents who are employed or engaged in the management or operation of Management or the Facilities; (ii) the names of all parties entitled to payments from Management under any such agreements or arrangements; (iii) the amounts payable by Management under the terms of all such agreements and arrangements, including without limitation, the terms of employment and compensation, including vacation and other employee benefit provisions and the cost of all employee benefits and payroll taxes; and (iv) a copy of all written contracts for such services. There are no material oral agreements in effect for any such services. As of the date of this Agreement: (x) there are no written agreements between any of such contractors, employees or agents and Management;
(y) there is no party entitled to compensation or remuneration for any such services after the Effective Date; and (z) Management's agreements and arrangements providing for the services described on such schedule may be terminated by Management at any time, with or without cause, and without any obligation to pay any of said parties any amounts whatsoever except as may be required by law (including, without limitation, severance pay or accrued vacation pay or other benefits).

         2.15 Employee Benefit Plans. Management maintains employee benefit plans as listed on Schedule 2.15 to the Disclosure Memorandum (the "Employee Benefit Plans") and copies of such plans are attached to such Disclosure Memorandum. Management does not maintain any profit sharing, pension or other employee benefit plan related to its operations. Management has no unfunded obligations pursuant to any insurance, retirement, pension, profit sharing or deferred compensation plan or program relating to its operations, other than its 401(k) contribution for periods subsequent to December 31, 1996.

         2.16 Labor. There are no existing labor disputes with Management. None of Management's employees are covered by any union or collective bargaining agreement.

         2.17 Insurance. A schedule of all of the policies of insurance maintained by Management attached as Schedule 2.17 to the Disclosure Memorandum. The insurance coverage provided by such policies complies in all material respects, with all agreements to which Management is a party, and applicable legal requirements to which it is subject. All such policies are currently in effect.

         2.18 Taxes. Each of Management and the Partnership has filed timely all Federal, state and local tax returns which it is required to file, including without limitation those relating to income, payroll, sales and use and ad valorem taxes, and has no outstanding liability for any Federal, state or local taxes or interest or penalties thereon, whether disputed or not, except taxes not yet payable which have been provided for in accordance with GAAP and are disclosed in Management's Most Recent Balance Sheet or the Partnership's Returns and Trial Balances, or have subsequently accrued in the normal



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course of business.  Management at all times has been duly qualified as a sub-chapter "S" corporation as provided for in the Internal Revenue Code. Except for the years ended December 31, 1993, 1994 and 1995, which are currently under audit by the Internal Revenue Service (the "Current Tax Audits") none of Management's or the Partnership's, Federal income tax returns are being audited by the Internal Revenue Service; there is not now in force any extension of time with respect to the date on which any tax return was or is due to be filed by or with respect to Management or the Partnership, or any waiver or agreement by it for the extension of time for the assessment of any tax. Each of Management's shareholders have acknowledged their direct individual pro-rata liability for all taxes, interest, penalties and related professional expenses relating to the resolution of matters which are the subject of the Current Tax Audits.

         2.19 Actions Pending. As of the date of this Agreement: (i) there are no actions, suits, proceedings, investigations or claims pending or threatened against Management which, if determined adversely to Management, would (A) have a material adverse effect on is operations, or (B) prevent or delay the consummation of any of the transactions contemplated by this Agreement; (ii) Management, is not the subject of any pending or threatened investigation relating to any aspect of Management's operations, by any Federal, state or local governmental agency or authority; (iii) Management, is not and has not been the subject of any formal or informal complaint, investigation or inspection under the Equal Employment Opportunity Act or the Occupational Safety and Health Act (or their state or local counterparts) or by any other Federal, state or local authority.

         2.20 Accounts Receivable. Each of the accounts receivable of Management constitutes a valid claim in its full amount against the debtor charged on Management's books and has arisen in the ordinary course of the School's operations. Each such account receivable is fully collectible to the extent of the face value thereof, except to the extent of the normal allowance for doubtful accounts with respect to accounts receivable computed as a percentage of sales consistent with Management's prior practices as reflected on the Most Recent Balance Sheet. No account debtor has asserted any right to any setoff, deduction or defense with respect thereto.

         2.21 No Guaranties. Except with respect to the first mortgage loan secured by the Real Estate, none of Management's obligations or liabilities is guaranteed by any other person, firm or corporation, nor has Management guaranteed the obligations or liabilities of any other person, firm or corporation.

         2.22 Bank Accounts and Deposit Boxes. Attached to the Disclosure Memorandum as Schedule 2.22 are the names and addresses of all banks or financial institutions in which Management has an account, deposit or safety deposit box with the names of all persons authorized to draw on these accounts or deposits or to have access to the boxes, and an indication of which accounts or deposits or boxes contain financial aid funds, in each case to the extent such accounts are used in connection with the Schools operations.


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         2.23    Records.  The books of account of Management and of the
Partnership are complete and correct in all material respects, and there have been no transactions which properly should have been set forth therein which have not been accurately so set forth.

         2.24 Transactions With Certain Persons. None of the shareholders of Management, on the one hand, and Management, on the other, owe any amount to the other or have any contract with or commitment to the other except as reflected on Management's Financial Statements. Management has made no distributions to its shareholders subsequent to the date of Management's Most Recent Balance Sheet except as permitted pursuant to Section 4.1 of this Agreement.

         2.25 The Partnership Exchange. The Partnership Exchange has been completed and all of the Partnership Interests have been validly and finally exchanged for Management Common Stock.

         2.26. Real Property. For purposes of the following representations and warranties, "Real Property" shall mean those parcels of real property owned by the Partnership prior to the Partnership Exchange, and "Improvements" shall mean any building, structure or other improvements situated on the Real Property.

                 (1) All information provided by the Partnership to the Appraisers with respect to the appraisals on the Real Property included in the Disclosure Memorandum (the "Appraisals") was true and correct as of the date given.

                 (2) The Partnership has neither received notice nor has knowledge of any plan or study of any governmental authority which would materially adversely affect the use of the Real Property or the Improvements for their intended uses, or result in any public improvements which will result in any material charge being levied against, or any material lien assessed upon, all or any portion of such Real Property or Improvements.

                 (3) There are no material physical or mechanical defects or deficiencies in the condition of the Improvements, including, but not limited to, the roofs, exterior walls and other structural components, and the heating, air conditioning, plumbing, ventilating, elevator, utility, sprinkler and other mechanical and electrical systems located in such Improvements.

                 (4) Management has good and marketable title to the Real Property free and clear of all liens, encumbrances, claims, covenants, conditions and restrictions, easements, rights of way, charges and any other exceptions to and defects of title ("Encumbrances"), except for (A) the Mortgage, and (B) those matters disclosed in the Title Insurance Policy issued to Acquisition with respect to each parcel of Real Property (collectively, the "Title Policies").

                 (5) There are no delinquent taxes, assessments, charges, debts, liabilities, claims or obligations arising from the construction, design, development, ownership, maintenance, or operation of, or otherwise relating to, the Real Property or the Improvements.

                 (6) Neither Management or the Partnership has entered into any contracts for the sale of all or any portion of the Real Property or Improvements or any rights relating thereto, nor do there exist any rights of first refusal or options to purchase all or any portion of the Real Property or Improvements.


                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF EMI AND ACQUISITION

         Each of EMI and Acquisition represents to Management that, to the best of each of their knowledge:

         3.1 No Misstatements. The representations and the information supplied by it contained in this Agreement and the documents incorporated by reference into it do not contain any untrue statement of a material fact or omit to state any fact necessary to make such representations or information not materially misleading.

         3.2 Validity of Actions. It is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the authority to carry on its business as currently conducted, and is qualified to do business in all jurisdictions in which such qualification is necessary. It has full power and authority to enter into this Agreement and to carry out all acts contemplated by it. This Agreement and each of the documents provided for in it to be delivered as part of this transaction, have been duly executed and have or will be delivered pursuant to all appropriate corporate authorization on its behalf and is, or will be, its legal, valid and binding obligation and is enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement or creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity. The execution and delivery of this Agreement, and each of the documents to be executed and delivered by EMI and Acquisition pursuant to its terms, and the consummation of the transactions contemplated by them will not violate any provision of their respective Certificates of Incorporation, and all amendments thereto, or Bylaws or, violate, conflict with or result in any breach of any of the terms, provisions of or conditions of, or constitute a default or cause acceleration of any indebtedness under, any indenture, agreement or instrument to which it is a party or by which it or its assets may be bound, or, upon filing the Plan of Merger with the appropriate governmental instrumentality, cause a breach of any applicable law or governmental regulation, or any applicable order, judgment, writ, award, injunction or decree of any court or governmental instrumentality.

         3.3.    Capitalization.

                 (a)      EMI. The authorized capital stock of EMI consists of:
(i) 15,000,000 shares of EMI Common Stock, par value $0.01 per share, of which as of the date of this Agreement, there were 6,622,092 shares issued and outstanding and 29,165 shares were held in the treasury of EMI; and (ii) 5,000,000 shares of preferred stock, of par value $ .01 per share ("EMI Preferred Stock") of which as of the date of this Agreement there were no shares issued and outstanding. Since October 29, 1996 there have been no changes in the authorized, issued, outstanding or treasury shares of EMI Common Stock or Preferred Stock. All outstanding shares of EMI Common Stock have been validly issued by EMI and are fully paid, nonassessable and free of preemptive rights. Except for the receipt of 5,652 shares of Common Stock received into treasury and then retired there have been no changes in EMI's outstanding Common Stock since December 31, 1996. There are no subscriptions, options, warrants, calls, rights, contracts, commitments, understandings or arrangements relating to the issuance, sale or transfer by EMI of any shares of its capital stock, including any right of conversion or exchange under any outstanding security or other instrument, except as disclosed in EMI's Registration Statement on Form S-1 (No 333-09777), or in its Quarterly Reports on form 10-Q for the periods ending September 30, 1996 and December 31, 1996, or its current report on Form 8-K filed in January 1997, (all as may have been amended from time to time) filed pursuant to the provisions of the Securities Act of 1933 (the "Act") and or the Securities Exchange Act of 1934 (the "Exchange Act') with the Securities and Exchange Commission ("SEC"), all of such filing being called EMI's SEC Filings.

                 (b) Acquisition. As of the date of this Agreement, the authorized capital stock of Acquisition consists of 1,000 shares of Acquisition Common Stock of which 100 are issued and outstanding. All outstanding shares of Acquisition have been validly issued and are fully paid, nonassessable and free of preemptive rights, and all of such shares are owned, beneficially and of record, by EMI.

         3.4 Actions Pending. There are no actions, suits, proceedings, investigations or claims pending or threatened against either of them which, if determined adversely to either of them would (A) have a material adverse effect on their operations, or (B) prevent or delay the consummation of any of the transactions contemplated by this Agreement. Neither EMI nor Acquisition is the subject of any pending or threatened investigation relating to any aspect of its operations.

         3.5     EMI's Financial Statements

                          (1)     EMI has previously delivered to Management
(A) EMI's audited consolidated balance sheets at March 31, 1994, 1995 and 1996, and consolidated statements of operations, shareholders' equity and cash flows for the years then ended (EMI's Audited Financial Statements") and (B) EMI's unaudited consolidated balance sheets at December 31, 1995 and 1996, and statements of operations and cash flows for the periods then ended ("EMI's Interim Financial Statements" collectively with EMI's Audited Financial Statements, "EMI's Financial Statements").

                          (2)     EMI's Financial Statements:  (i) have been
prepared on the accrual basis in accordance with generally accepted accounting principles consistently applied ("GAAP"), and (ii) fairly present in all material respects EMI's financial condition and its results of operations at the dates and for the periods presented.

                          (3)     There have been no material adverse changes
in the financial condition or in the operations, business, prospects, properties of assets of EMI since the date of EMI's most recent 10-Q contained in the SEC Filings.

         3.6 Acquisition's Financial Condition. Acquisition is a newly formed corporation. It has no material liabilities except as provided for in this Agreement, and no assets except the joint and several agreements of EMI to perform in accordance with the terms of this Agreement.

                                   ARTICLE IV

                            COVENANTS OF THE PARTIES

         4.1 Conduct of Management Prior to the Closing. Pending consummation of the Plan of Merger or prior to termination of this Agreement, Management agrees, without prior written consent of Acquisition, given in a letter which specifically refers to this Section of the Agreement:

                          (1)     not to (i) perform any act or omit to take
any act that would make any of the representations made in Article II above, inaccurate in any material respect or materially misleading as of the Effective Date, or (ii) make any payment or distribution except for the payment in the ordinary course of business of (x) liabilities provided for in Management's Financial Statements or incurred in the ordinary course of business, or (y) distributions to shareholders of up to $450,000 in 1996 earnings, or taxable income computed on a basis consistent with that applied in prior years, whichever is less.

                          (2)     to conduct its business in the ordinary and
regular course, maintain the Facilities, protect the Accreditation Certifications and Permits, and keep its books of account, records and files in substantially the same manner as at present.

                          (3)     to make all tuition refunds with respect to
the School's operations within the time frames provided for in the Regulations and any applicable state or accrediting agency regulations, and to pay all accounts payable as they become due.

         4.2 Notice. Pending the consummation of the transactions contemplated in this Agreement or prior to termination of this Agreement, each party agrees that it will promptly advise the others of the occurrence of any condition or event which would make any of its representations contained in this Agreement inaccurate, incorrect, or materially misleading.

         4.3 Access. Prior to the Closing, Management shall afford to EMI and Acquisition (and its officers, attorneys, accountants and other authorized representatives), upon reasonable notice, free and full access during usual business hours to its relevant offices, personnel, books and records and other data, financial or otherwise, so that Acquisition may have full opportunity to make such investigation as it shall desire of the assets and the business and operations of Management, provided that such investigation shall not unreasonably interfere with Management's operations. The scope of the investigation will include, but not be limited to, verification of the accounts, books and records of Management's upon which its Financial Statements are based, access to its auditors' work papers and a review of Management's control procedures, regulatory compliance, the Facilities and material contracts and litigation. Duly authorized representatives of EMI and Acquisition shall also be entitled to discuss with officers of Management, its counsel, employees and independent public accountants, all of its books, records and other corporate documents, contracts, pricing and service policies, commitments and future prospects. Representatives of Management will furnish to Acquisition and such other persons, copies of all materials relating to the business affairs, operations, Facilities, assets and liabilities of Management which may be reasonably requested from time to time and will cause representatives and employees of Management to assist Acquisition in its investigation. All information obtained by Acquisition, EMI or any of their officers, directors, employees, lender, investors, agents and other representatives (the "Acquisition's Representatives") in connection with the transactions contemplated by this Agreement or in the course of their investigations, whether obtained before or after the date of this Agreement (the "Evaluation Material") shall be used only in connection with this Agreement and the subsequent operation of the combined entity and EMI and Acquisition shall assure that all Evaluation Material will be otherwise kept strictly confidential by each of them and the Acquisition's Representatives.

         4.4 Additional Documents. At the request of any party, each party will execute and deliver any additional documents and perform in good faith such acts as reasonably may be required in order to consummate the transactions contemplated by this Agreement and to perfect the conveyance and transfer of any property or rights to be conveyed or transferred or perfect the assumption of any liabilities assumed under the terms of this Agreement.

         4.5 Filing of Returns; Additional Information. Management will file on a timely basis all tax returns, notices of sale and other documentation required by law in connection with the transactions provided for in this Agreement or otherwise required by law, regulation or pursuant to the terms of any agreement to which it is a party. Management will supplement any previous filing made by it in accordance with legitimate requests made by applicable agencies or parties to the extent required by the relevant law, regulation or agreement.

         4.6 Compliance with Conditions to Closing. Subsequent to the execution and delivery of this Agreement and prior to the Closing Date, each of the parties to this Agreement will execute such documents and take such other actions as reasonably may be appropriate to fulfill the conditions to the Closing Date provided for in Article V of this Agreement.

         4.7 Furnishing Information; Announcements. Management will, promptly after the execution and delivery hereof, furnish to EMI all the information concerning Management required for inclusion in or relating to the preparation of applicable reports to the SEC ("Related SEC Reports"), and any other statement or application made by EMI to any governmental body in connection with the transactions contemplated by this Agreement. EMI shall submit for review all Related SEC Reports to counsel for Management prior to the filing thereof, and consult with Management with respect thereto to the extent reasonably practicable. EMI and Management will consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger.

         4.8 Further Assurances. Consistent with the terms and conditions hereof, each party hereto will execute and delivery such instruments and take such other action as the other parties hereto may reasonably require in order to carry out this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby.

         4.9 Filings. EMI shall file in a timely manner all reports and documents required to be so filed by or under the Act and the Exchange Act.

         4.10 Filing of Merger Documents. Subject to the terms and conditions of this Agreement, as soon as practicable following the approval of the Plan of Merger by the shareholders of Management and the approval of the issuance of the shares of EMI Common Stock pursuant to this Agreement and the Plan of Merger by the Board of Directors of EMI, Acquisition will cause the Articles of Merger to be filed with the Department of State of the State of Delaware.

         4.11 Pooling of Interests. Neither EMI nor Management will knowingly take any action that would prevent the Merger from being accounted for as a pooling of interests. Prior to or concurrently with the filing with the Commission of EMI's first Quarterly Report on Form 10-Q (or Annual Report on Form 10-K) covering a period ending at least 30 days after the Effective Time of the Merger, EMI shall publish in form sufficient to comply with the Accounting Series Release No. 130 promulgated under the Securities Act, financial results of EMI covering at least 30 days of combined operations of EMI and Management.

         4.12 No Solicitation. Management shall not, directly or indirectly, through any of its respective officers, directors, employees, agents or otherwise, (i) solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition, purchase or sale of all or a material amount of its assets of, or any combination, liquidation, reorganization or similar transaction with Management, or otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage such proposal or offer, or (ii) participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, any effort or attempt by any other person to do or seek any of the foregoing.

         4.13 Registration Statement. As soon as practicable, but in no event later than August 1, 1997, in accordance with the terms of a Registration Rights Agreement to be entered into prior to the Effective Date between EMI and the holders of the Common Stock of Management, EMI will file a Registration Statement (on Form S-1, or such other form as shall be appropriate) with the Securities and Exchange Commission ("SEC") for the purpose of registering the sale by the holders thereof of the shares of EMI Common Stock to be exchanged for the shares of Management Common Stock pursuant to the provisions of the Plan of Merger, and EMI will use reasonable efforts to cause the Registration Statement to become effective as soon as practicable.

         4.14 Affiliates. Management shall deliver to EMI a letter from each of its shareholders, in the form previously agreed upon by the parties, that such shareholder will not sell or in any other way reduce his risk relative to any shares of EMI Common Stock received in the Merger (within the meaning of the SEC's rules relating to polling-of- interest accounting), until such time as financial results (including combined revenue and net income) covering at least 30 days of post-merger operations have been published.


                                   ARTICLE V

                  CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

         The obligation of EMI and Acquisition, on the one hand, and Management on the other hand, to consummate the transactions contemplated by this Agreement shall be subject to compliance with or satisfaction of the following conditions by the other, to the extent applicable:

         5.1 Bring Down. The representations and warranties set forth in this Agreement shall be true and correct in all material respects on and at the Closing as if then made by the relevant party (except for those representations and warranties made as of a given date, which shall continue to be true and correct as of such given date).

         5.2 Compliance. Each party shall have complied with all of the covenants and agreements in this Agreement on its or their part, respectively, to be complied with as of or prior to the Closing Date.

         5.3 No Material Adverse Changes. Since the date of this Agreement, there shall not have occurred any material adverse change in the condition or operations (financial or otherwise) of Management, on the one hand, or EMI, on the other.

         5.4     Acquisition Certificates.  There shall be delivered to
Management:

                          (1)      a certificate executed by the President and
Secretary or any Vice President of each of Acquisition and EMI, dated the Effective Date, certifying that the conditions to be fulfilled by each of them set forth in this Article V have been fulfilled;

                          (2)     a certificate of incumbency for each of the
Acquisition and EMI executed by its President or any Vice President and by the Secretary or any Assistant Secretary of such entity, listing the officers of such entity authorized to execute (to the extent applicable) the Agreement and the other documents, certificates, schedules and instruments to be delivered on behalf of such entity, and their respective offices, and containing the genuine signature of each such person set forth opposite his name; and

                          (3)     good standing certificates and certified
charter documents of each of them of recent date, from the Secretary of the State of the jurisdiction of incorporation of such entity.

                          (4)     a certificate executed by the President , the
Secretary or any Vice President of Acquisition and EMI to the effect that they have reviewed the provisions of Accounting Principles Board Opinion No. 16 ("APB 16") with Ernst & Young LLP and to their knowledge neither EMI nor Acquisition, nor any of their respective shareholders have entered into any transaction which would disqualify the transactions provided for in this Agreement for pooling-of-interest accounting treatment pursuant to the provisions of APB 16.

The certificates described in subsections (1), (2), (3) and (4) above are hereafter referred to collectively as "EMI's Certificates."

         5.5 Management Certificates. There shall be delivered to the Acquisition and EMI:

                          (1)      a certificate executed by the President and
Secretary of Management, dated the Closing Date, certifying that the conditions to be fulfilled by it as set forth in this Article V have been fulfilled;

                          (2)     a certificate of incumbency for Management
executed by its President or any Vice President and by the Secretary or any Assistant Secretary of Management, listing the officers of such entity authorized to execute (to the extent applicable) the Agreement and the other documents, certificates, schedules and instruments to be delivered on behalf of such entity, and their respective offices, and containing the genuine signature of each such person set forth opposite his name; and

                          (3)     good standing certificates and certified
charter documents of Management of recent date, from the Secretary of the State of the jurisdiction of incorporation of such entity.

                          (4)     a certificate executed by the President , the
Secretary or any Vice President of Management to the effect that they have reviewed the provisions of APB 16 with Winther, Stave & Co., LLP and to their knowledge neither Management, or any of its shareholders have entered into any transaction which would disqualify the transactions provided of in this Agreement for pooling-of-interest accounting treatment pursuant to the provisions of APB 16.

The certificates described in subsections (1), (2) (3) and (4) above, are hereafter referred to collectively as "Management's Certificates."

         5.6     Pooling-of-Interests. EMI shall received from Ernst &
Young LLP a letter dated as of the Effective Date confirming the appropriateness of pooling-of-interests accounting for the merger pursuant to APB 16 assuming the closing and consummation of the transactions in accordance with the terms of this Agreement.

         5.7 No Suits. No action or proceeding shall have been instituted in any court or before any Federal, state or local governmental agency against any party seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or which could have a material adverse effect on any of the parties, which shall not have been dismissed or withdrawn prior to the Effective Time of the Merger.

         5.8 Documents. All documents required to be delivered to EMI, Acquisition or Management pursuant to this Agreement, including but not limited to, the respective Disclosure Memoranda, at or prior to Closing shall have been so delivered.

         5.9 Authority. There shall be in full force and effect on the resolutions of the Boards of Directors of the Acquisition, EMI and Management approving this Agreement the other documents executed and delivered by each of them in connection with this Agreement and the transactions contemplated in it. At or prior to the Closing, each party will deliver to the other a copy of the resolutions of its Board of Directors approving the execution and delivery of this Agreement and the other documents to be delivered pursuant to this Agreement and the consummation of all of the transactions contemplated hereby, duly certified by an appropriate officer.

         5.10 Opinions of Counsel. Each party shall receive the opinion of counsel to the other party reasonably satisfactory in form and content to the party receiving such opinion.

         5.11 Bankruptcy, Dissolution, etc. No petition or other commencement of proceedings in bankruptcy or proceedings for dissolution, termination, liquidation or an arrangement, reorganization or readjustment of any party's debts under any state or

Federal law enacted for the relief of debtors or otherwise, whether instituted by or against a party, has been effected or commenced by or against any party.

         5.12 State Approvals. The transactions provided for in this Agreement shall have been approved by all applicable state regulatory agencies or authorities and such approvals shall have been delivered to Acquisition.

         5.13 Investment Representations. Each of the Shareholders of Management shall have executed investment letters with EMI indicating their status as "accredited investor" as defined in Regulation 501 promulgated by the SEC pursuant to the Act and containing representations as to their investment intent and the availability of information to them concerning EMI so as to qualify the transactions provided for in this Agreement as exempt from registration pursuant to the Act.

         5.14 The Mortgage. Prior to the Effective Time of the Merger, EMI shall have paid the Mortgage in full, or paid into escrow with counsel for Management and amount sufficient to satisfy such Mortgage as of the Effective Time of the Merger.
                                   ARTICLE VI

                                    CLOSING

         6.1 Time and Place; Effective Date. The closing of the transactions provided for in this Agreement shall take place as soon as practicable after the date on which the shareholders of Management and Acquisition have adopted this Agreement and the Plan of Merger and the board of directors of EMI shall have approved the issuance of the shares of EMI Common Stock pursuant to this Agreement, or such other date as the parties may agree upon.

         6.2 Deliveries at Closing. At the Closing, Acquisition and EMI shall deliver to Management and Management shall deliver to EMI and Acquisition the opinions, certificates and other documents and instruments provided to be delivered under Articles IV and V hereof, and Acquisition and Management shall caused the Articles of Merger to be filed in accordance with the provisions of the Delaware Corporation Act (or such other jurisdiction as may be applicable) and shall take any other lawful actions and do any other lawful things necessary to effect the Merger and to enable the Merger to become effective.

                                  ARTICLE VII

                          REVISION AND INDEMNIFICATION

         7.1     Revision of Exchange Ratio.   The Exchange Ratio shall be
adjusted with respect to any and all liabilities arising from the resolution of
(a) the alleged compliance deficiencies asserted by DOE as of the date hereof in its current program review (PRCN: 199540712076, the "DOE Review"), as further described in Schedule 2.9 of the Disclosure Memorandum, including without limitation Management's practices regarding the calculation of student refunds, the maintenance of supporting documentation in student files, and the monitoring of satisfactory academic progress regardless of whether such compliance deficiencies occurred at the Facility located in Lincoln, Nebraska, which is the subject of such DOE Review, or the same compliance deficiencies occurred at the Omaha, Nebraska Facility and regardless of when such compliance deficiencies occurred prior to the date hereof (the "Program Compliance Deficiencies"), and (b) the fund administration errors described in the Title IV Financial Aid Audits , or as a result of excess cash held in financial aid accounts, or as a result of students receiving incorrect amounts of Title IV funds based on their hours in attendance, or non-compliance with the Regulations governing the administration of the Supplemental Educational Opportunity Grant program providing for awards first to be made to the neediest students utilizing the "0" expected family contribution index provided for in the applicable Regulations, in each of the cases provided for in this subclause (b), as more fully described in Schedule
2.9 of the Disclosure Memorandum and regardless of the year or period, prior to the date hereof, to which such errors are attributable. Collectively the compliance deficiencies described in this subclause (b) are called "Administration Error Refunds. The adjustments described in subclauses (a) and
(b) of the previous sentence are called the "Exchange Ratio Adjustments". An Exchange Ratio Adjustment shall take place upon final payment to the DOE with respect to the relevant Program Compliance Deficiencies or Administration Error Refunds (a "Final DOE Payment").

         In the case of each Exchange Ratio Adjustment, the total number of shares of Common Stock of EMI into which the outstanding Shares of Common Stock of Management are converted (the "Conversion Stock") shall be reduced by
1.02857 shares of EMI Common Stock for each dollar of such Exchange Ratio Adjustment(s), provided however, that no Exchange Ratio Adjustment shall be made if, and to the extent, previously reflected in a prior adjustment. To facilitate such adjustment, each of the shareholders of Management shall place in escrow (the "DOE Compliance Adjustment Escrow") with counsel for Management (the "Escrow Agent") 12.48% of the shares of Conversion Stock acquired by such shareholder pursuant to the terms of this Agreement until 10 business days following, but not including, the date upon which Management's liability has been established with respect to each of (a) the DOE Adjustments, (b) the Administration Error Refunds (the "Escrow Termination Date"). For purposes of this Agreement, liability shall be conclusively established upon the earlier of the relevant final DOE Payment with respect to applicable instances of Program Compliance Deficiencies or Administration Error Refunds or final settlement indicating no liability is due to the DOE with respect thereto, which final settlement will be conclusively evidenced by the DOE's final acceptance of the audit of the Title IV Financial Aid Programs for the applicable period submitted by Management or its successor. Upon such termination, the number of remaining Conversion Shares shall be distributed to the relevant Management shareholders immediately prior to the Merger in accordance with their respective ownership interests therein. In addition, beginning September 30, 1997 there shall be released from the DOE Adjustment Escrow each calendar quarter, on a pro rata basis as described in the previous sentence, that number of shares of EMI common stock which have a value as (computed on the basis of the value of the EMI stock used in computing the Exchange Ratio) which exceeds 150% of the amount Exchange Ratio Adjustments which have been asserted by the DOE, or which EMI, after consultation with the Management Shareholders entitled to receive such shares, shall in good faith determine are reasonably likely to be asserted by the DOE.

         If and when any Exchange Ratio Adjustment is to be made pursuant to this Agreement, or any Conversion Shares are to be released from the DOE Compliance Adjustment Escrow, EMI or one or more Shareholders shall promptly give each of the other parties to this Agreement and the Escrow Agent notice thereof, along with a detailed calculation of the Exchange Ratio Adjustment or number of Conversion Shares to be released (the "Adjustment Notice"). If, prior to 5:00 p.m. in Phoenix, Arizona, five business days following such delivery of the Adjustment Notice no other party has delivered notice to the Escrow Agent and each of the other parties of its objection (a "Adjustment Objection") the Escrow Agent shall immediately deliver to EMI or the Shareholders as the case may be an appropriate number of the Conversion Shares and any dividends paid or accrued with respect thereto in accordance with the terms of the Adjustment Notice. If any of the parties deliver an Adjustment Objection, the Escrow Agreement shall continue to hold such Conversion Shares in accordance with the terms of the Escrow Agreement. Upon the Escrow Termination Date the Escrow Agent shall deliver all Conversion Shares held by it, as to which no claim has been asserted pursuant to this section, to the appropriate Shareholder in accordance with the terms of this Agreement.

         7.2 Additional Exchange Ratio Adjustments. Each of the shareholders of Management, severally and not jointly, in accordance with their pro-rata ownership of the Common Stock of Management as of the Effective Date, agrees to indemnify Acquisition and EMI from and against any loss, liability, damage, settlement or expense (including without limitation, attorneys' fees and disbursements) incurred by Acquisition or EMI arising from or related to the inaccuracy or breach of any of the representations, warranties, covenants or agreements of Management contained in this Agreement or in any document incorporated by reference into this Agreement (a "Supplemental Claim") upon the final establishment of the amount of damages attributable to it (a "Claim Determination Date"), provided, however, that (i) claims made pursuant to this
Section 7.2 in the aggregate exceed $30,000, (ii) the claims arising from such inaccuracy or breach are asserted against EMI or Management by third parties, and (iii) EMI or Acquisition notifies each such shareholder entitled to receive shares of EMI Common Stock pursuant to the terms of this Agreement, in writing, of the nature of the claim so asserted (or which it reasonably has determined in good faith may be asserted by a third party at a future date as described in clause (ii) of this sentence) prior to the date of EMI's independent auditors report with respect to EMI's financial statements for fiscal year ended March 31, 1997 (the "Provisional Termination Date"), and provided further that the aggregate recovery provided for pursuant to this subsection 7.2 shall not exceed $500,000. The adjustments provided for in this Section 7.2 are called the "Supplemental Exchange Ratio Adjustments.

To facilitate the adjustment provided for in this Section 7.2, each of the shareholders of Management agree to retain no less than 6.24% of the shares of Conversion Stock acquired by such shareholder pursuant to the terms of this Agreement, or such lesser amount as is provided for herein, until the Provisional Termination Date, provided that each shareholder shall continue to retain the pro-rata portion (based on the each of the shareholder's proportionate ownership of Management immediately prior to the Merger) that number of shares of EMI common stock which have a value (computed on the basis of the value of the EMI stock used in computing the Exchange Ratio) which exceeds 150% of the amount of any Supplemental Claim asserted prior to the Provisional Termination Date

         If and when any Supplemental Claim is paid, EMI shall promptly give each shareholder notice thereof, and of the change in the Exchange Ratio provided for in this Section, and such Shareholder shall immediately surrender to EMI an appropriate number of the Conversion Shares and any dividends paid or accrued with respect thereto.


                                  ARTICLE VIII

                 TERMINATION AND RIGHTS AND REMEDIES ON DEFAULT

         8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned prior to the Closing: (i) by the mutual consent of Acquisition, EMI, and Management; (ii) by Acquisition and EMI, if any condition to their obligations to close set forth in Article V hereof becomes impossible of performance or has not been satisfied in full (in each case other than as a result of a breach of such party's obligations under this Agreement) or previously waived by the other parties to this Agreement in writing at or prior to the Termination Date; (iii) by Management if any condition to their obligations to close set forth in Article V hereof becomes impossible of performance or has not been satisfied in full (in each case other than as a result of a breach of such party's obligations under this Agreement) or previously waived by the other parties to this Agreement in writing at or prior to the Termination Date; or(iv) by any party (other than a party that is in breach of its obligations under this Agreement) if the Closing shall not have occurred on or before the Termination Date. The Termination Date shall be April 30, 1997. If this Agreement is terminated pursuant to clause (i) of this
Article VIII all obligations of the parties hereunder shall terminate without any further liability or obligation of either party to the other Except as limited by the preceding sentence, the exercise by any party of the right to terminate this Agreement shall not terminate or limit any remedy that such party may have pursuant to applicable law, including any rights with respect to damages or specific performance.

         8.2 Nature of Remedies Cumulative. Except as otherwise provided in this Agreement, all rights and remedies granted in this Agreement or available under applicable law shall be deemed concurrent and cumulative and not alternative or exclusive remedies, to the full extent permitted by law and this Agreement, and any party may proceed with any number of remedies at the same time or in any order. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and any party, upon the occurrence of an event of default by another party under this Agreement, may proceed at any time, under any agreement, in any order and with any available remedy.


                                   ARTICLE IX

                                  FINDERS FEES

         Each of the parties represents and warrants to the other that such party has not employed any finder or broker in connection with transactions contemplated by this Agreement. Each party agrees to indemnify and hold harmless the others from and against any claim, damages, liabilities, and expenses (including without limitation, attorneys' fees and disbursements) arising from any claim or demand asserted by any person or entity on the basis of its employment as a finder or broker by the respective party.

                                   ARTICLE X
                                    NOTICES

         All notices or other communications required or permitted under the terms of this Agreement shall be made in writing and shall be deemed given upon
(i) hand delivery or (ii) three days after deposit of same in the Certified Mail, Return Receipt Requested, first class postage and registration fees prepaid and correctly addressed to the parties at the following addresses:

         If to Acquisition:       Nebraska Acquisition Corp.
                                  1327 Northmeadow Parkway
                                  Suite 132
                                  Roswell, GA, 30076
                                  Attn: President

         With a copy to:          Greenberg Traurig
                                  777 South Flagler Drive
                                  Suite 310 - East
                                  West Palm Beach, FL  33401
                                  Attn: Morris C. Brown, Esq.

         If to EMI:               Educational Medical, Inc.
                                  1327 Northmeadow Parkway
                                  Suite 132
                                  Roswell, GA, 33076
                                  Attn: President

         With a copy to:          Greenberg Traurig
                                  777 South Flagler Drive
                                  Suite 310 - East

                                  West Palm Beach, FL  33401
                                  Attn: Morris C. Brown, Esq.

         If to Management:        Educational Management, Inc.
                                  c/o Chaparral College
                                  4585 East Speedway
                                  Tucson, AZ  85712
                                  Attn:  Scott Rhude

         With a copy to:          Sacks Tierney P.A.
                                  2929 North Central Avenue
                                  Fourteenth Floor
                                  Phoenix, AZ  85012
                                  Attn:  Michael R. Rooney, Esq.

         With a copy to:          R & M Companies
                                  340 East Military
                                  Freemont, NE68025
                                  Attn:  Richard O. Wikert, President

         With a copy to:          Rembolt Ludtke & Berger
                                  1201 Lincoln Mall, Suite 102
                                  Lincoln, NE  68508
                                  Attn:  David A. Ludtke, Esq.


or to such other address as any of the parties hereto may designate by notice to the others.

                                   ARTICLE XI

                                 MISCELLANEOUS

                 (a) Successors. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned prior to Closing without the prior written consent of the other parties hereto.

                 (b) Expenses. Except as otherwise provided in this Agreement, Acquisition and Management shall be responsible for any and all of the respective fees, costs and expenses incurred by each, in connection with the negotiation, preparation or performance of this Agreement.

                 (c) Entire Agreement. This Agreement incorporates by this reference the Plan of Merger, all Exhibits hereto and all documents executed and/or delivered at Closing. This Agreement and the documents so incorporated into it contain the parties' entire understanding and agreement with respect to the subject matter hereof; and any and all conflicting or inconsistent discussions, agreements, promises, representations and statements, if any, between the parties or their representatives that are not incorporated in this Agreement shall be null and void and are merged into this Agreement.

                 (d) Amendments Only in Writing. No amendment, modification, waiver or discharge of this Agreement or any provision of this Agreement shall be effective against any party, unless such party shall have consented thereto in writing.

                 (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute a single agreement.

                 (f) Cooperation. Each of the parties to this Agreement, when requested by another party, shall give all reasonable and necessary cooperation with respect to any reasonable matters relating to the transactions contemplated by this Agreement.

                 (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, exclusive of its choice of law provisions.

                 (h) Headings. The various section headings are inserted for purposes of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

                 (i) Gender; Number. All references to gender or number in this Agreement shall be deemed interchangeably to have a masculine, feminine, neuter, singular or plural meaning, as the sense of the context requires.

                 (j) Severability. The provisions of this Agreement shall be severable, and any invalidity, unenforceability or illegality of any provision or provisions of this Agreement shall not affect any other provision or provisions of this Agreement, and each term and provision of this Agreement shall be construed to be valid and enforceable to the full extent permitted by law.

                 (k) Survival. Except as otherwise expressly provided in this Agreement, the liabilities and obligations of each party with respect to any and all of its representations, warranties, covenants and agreements set forth in this Agreement and/or in any document incorporated into it shall not be merged into, affected or impaired by the Closing under this Agreement. All of the representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing for the period thereafter until the end of the day immediately prior to the date of EMI's independent auditors report with respect to EMI's financial statements for fiscal year ended March 31, 1997, so that any claim under this Agreement must be asserted by notice given to the party claimed to be liable on or before such date.

                 (l) No Third Party Beneficiaries. This Agreement has been entered into solely for the benefit of the parties that have executed it, and not to confer any benefit or enforceable right upon any other party or entity. Accordingly, no party or entity that has not executed this Agreement shall have any right to enforce any of the provisions of it.

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by an officer duly authorized to do so, all as of the day and year first above written.

NEBRASKA ACQUISITION CORP.            EDUCATIONAL MANAGEMENT, INC.


BY: /S/ GARY D. KERBER                By:  /S/ SCOTT L. RHUDE
    ------------------------------       ----------------------------------
      Authorized Signatory                    Authorized Signatory


                                      EDUCATIONAL MEDICAL, INC.



                                      By: /S/ GARY D. KERBER
                                         ----------------------------------
                                              Authorized Signatory

                                    EXHIBITS


                          Exhibit A -- Plan of Merger

                                   EXHIBIT A

                                 PLAN OF MERGER


         Plan of Merger, dated as of March 29, 1997, between Educational Management, Inc., a Nebraska corporation ("Management"), Nebraska Acquisition Corp., a Delaware corporation ("Acquisition") (Management and Acquisition are sometimes referred to herein as the "Constituent Corporations").

         Management is a corporation duly organized and validly existing under the laws of the State of Nebraska with authorized capital stock consisting of:
1,000,000 shares of common stock, par value $0.1 per share ("Management Common Stock"), of which as of the date of this Plan of Merger there were 500,000 shares issued and outstanding and no shares were held in the treasury of Management.

         Acquisition is a corporation duly organized and validly existing under the laws of the State of Delaware with authorized capital stock consisting of 1,000 shares of common stock, par value $.01 per share ("Acquisition Common Stock"), 1,000 of which shares are issued and outstanding and owned by Educational Medical, Inc., a Delaware corporation ("EMI").

         The respective Boards of Directors of Management and Acquisition, and Acquisition's sole shareholder, EMI, deem it advisable that Management be merged with and into Acquisition (the "Merger") as provided herein and in the Agreement and Plan of Reorganization dated as of March 29, 1997 (the "Agreement and Plan"), which sets forth certain representations, warranties and agreements in connection with the Merger and related transactions.

         Management and Acquisition, in order to effectuate the foregoing, have adopted a plan of reorganization in accordance with the provisions of Section 368(a) of the Internal Revenue Code, as amended.

         In consideration of the mutual benefits to be derived from this Plan, the Agreement and Plan and the mutual agreements hereinafter contained, Management and Acquisition on the basis, terms and conditions contained herein, and in connection herewith, agree as follows:

                                   ARTICLE I

                             SURVIVING CORPORATION

         In accordance with the applicable provisions of the business corporation laws of the State of Delaware ("Corporation Laws"), Management shall be merged with and into Acquisition. Acquisition shall be and is herein sometimes referred to as the "Surviving Corporation."

                                   ARTICLE II

                          EFFECTIVENESS OF THE MERGER

         Section 2.1. Effective Time of the Merger. Subject to the provisions of this Plan and the Agreement and Plan, as soon as practicable on or after the Closing Date (as defined in Article VI of the Agreement and Plan), articles of merger (the "Articles of Merger"), together with this Plan, shall be executed by Management and Acquisition and delivered to the Department of State of the States of Nebraska and Delaware for filing as provided in the Corporation Laws. The Merger shall become effective upon completion of the filing of Articles of Merger with the Department of State of the States of Nebraska and Delaware (the "Effective Time of the Merger").

         Section 2.2.     Effects of the Merger.  At the Effective Time of the
Merger: (i) the separate existence of Acquisition shall cease and Management shall be merged with and into Acquisition; (ii) the Articles of Incorporation of the Surviving Corporation shall be as set forth in Article IV hereof; and
(iii) the Merger shall, from and after the Effective Time of the Merger, have all the effects provided by applicable Delaware law.

         Section 2.3. Additional Actions. If, at any time after the Effective Time of the Merger, the Surviving Corporation shall consider or be advised that any further assignments or assurances or any other acts are necessary or desirable: (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of Acquisition acquired or to be acquired by reason of, or as a result of, the Merger; or (b) otherwise to carryout the purposes of this Plan, Acquisition and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances and to do all acts necessary or proper to vest, prefect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carryout the purposes of this Plan; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of Acquisition or otherwise to take any and all such action.

                                  ARTICLE III

                       EFFECT OF MERGER ON CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS

         Section 3.1. Conversion of Stock of Management and Acquisition. At the Effective Time of the Merger. Each share of Management Common Stock then issued and outstanding shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into 1.02857 shares of EMI common stock, par value $.01 per share ("EMI Common Stock"), subject to the provisions of
Article 7 of the Agreement and Plan of Reorganization; and

         Section 3.2. Exchange of Certificates. After the Effective Time of the Merger, each holder of a certificate or certificates theretofore evidencing outstanding shares of Management Common Stock, upon surrender of the same to Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. ("Greenberg") as agent for EMI or such other agent or agents as shall be appointed by EMI shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of EMI Common Stock for which the share of Management Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted as provided in this
Article III. As soon as practicable after the Effective Time of the Merger, Greenberg shall mail to each holder of record of an outstanding certificate which immediately prior to the Effective Time of the Merger evidences shares of Management Common Stock (a "Certificate"), and which is to be exchanged for EMI Common Stock as provided in Section 3.1 hereof, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to Greenberg), advising such shareholder of the terms of the exchange effected by the Merger and the procedure for surrendering to Greenberg such Certificate in exchange for certificates evidencing EMI Common Stock. Until so surrendered each outstanding Certificate will be deemed for all corporate purposes of EMI to evidence ownership of the number of full shares of EMI Common Stock and the right to receive the cash value of any fraction of a share into which the shares of Management Common Stock represented thereby were converted; provided, however, until such outstanding Certificates are surrendered, no dividend payable to holders of record of EMI Common Stock as of any record date subsequent to the Effective Time of the Merger or cash payable in lieu of fractional shares pursuant to Section 3.3 hereof shall be paid to the holder of such outstanding Certificates in respect thereof. After the Effective Time of the Merger, there shall be no further registration of transfers on the records or stock transfer books of Management of shares of Management Common Stock and, if a Certificate representing such shares is presented, it shall be canceled and exchanged for certificates representing shares of EMI Common Stock as herein provided. Subject to the provisions of this Section 3.2 and to applicable law, upon surrender of Certificates there shall be paid to the record holder of the certificates of EMI Common Stock issued in exchange therefor: (i) at the time of such surrender, the amount of any dividends or distributions theretofore paid with respect to such full shares of EMI Common Stock as of any record date subsequent to the Effective Time of the Merger and the amount of any cash payable to such holder in lieu of fractional shares pursuant to Section 3.3 hereof to the extent the same has not yet been paid to a public official pursuant to abandoned property laws; and
(ii) at the appropriate payment date or as soon as practicable thereafter, the amount of dividends or distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such full shares of EMI Common Stock. All such dividends or distributions, and all cash to be paid pursuant to Section 3.3 hereof in lieu of fractional shares, if held by Greenberg for payment or delivery to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time of the Merger, shall at such time be paid or redelivered by Greenberg to EMI acting solely in its corporate capacity, and after such time any holder of a Certificate who has not surrendered such Certificate to Greenberg shall, subject to applicable law, look as a general creditor only to EMI for payment or delivery of such dividends or distributions or cash, as the case may be. No interest shall be payable with respect to the payment of such dividends, distributions or cash in lieu of fractional shares on surrender of outstanding Certificates. All shares of EMI Common Stock and rights to receive cash, if any, into and for which shares of Management Common Stock shall have been converted and exchanged pursuant to this Section 3.2 shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted and exchanged shares of Management Common Stock.

         Section 3.3. No Fractional Shares. No certificates or scrip for fractional shares of EMI Common Stock will be issued, no EMI stock split or dividend shall relate to any fractional share interest, and no such fractional share interest shall entitle the owner thereof to vote or to any rights of or as a shareholder of EMI. In lieu of such fractional shares, any holders of Management Common Stock who would otherwise be entitled to a fraction of a share of EMI Common Stock (or any other person who is the record holder of certificates for shares of EMI Common Stock into which such shares of Management Common Stock have been converted) will, upon surrender of his Certificate or Certificates, be paid the cash value of such fraction, which shall be equal to the fraction multiplied by the market value of a full share of EMI Common Stock, determined as the average of the closing prices of EMI Common Stock as reported on the NASDAQ National market System on each of the ten trading days immediately preceding the date of the Effective Time of the Merger.

         Section 3.4. Certificates in Other Names. If any certificate evidencing shares of EMI Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to Greenberg, or EMI acting solely in its corporate capacity, as the case may be, any transfer or other taxes required by reason of the issuance of a certificate for shares of EMI Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise required or establish to the satisfaction of Greenberg or EMI acting solely in its corporate capacity, as the case may be, that such tax has been paid or is not payable.

                                   ARTICLE IV

               ARTICLES OF INCORPORATION OF SURVIVING CORPORATION

         The Articles of Incorporation of the Surviving Corporation shall continue to be its Articles of Incorporation from and after the Effective Time of the Merger until changed in accordance with applicable law.

                                   ARTICLE V

                                 MISCELLANEOUS

         Section 5.1. Termination. This Plan shall terminate in the event of and upon the termination of the Agreement and Plan.

         Section 5.2. Headings. The descriptive headings of the several Articles and Sections of this Plan are inserted for convenience only and do not constitute a part of this Plan.

         Section 5.3. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by certified or registered mail, postage prepaid, addressed as follows:

         (a)     If to Management:         Educational Management, Inc.
                                           c/o Chaparral College
                                           4585 East Speedway
                                           Tucson, AZ  85712
                                           Attn:  Scott Rhude

                 With a copy to:           Sacks Tierney P.A.
                                           2929 North Central Avenue
                                           Fourteenth Floor
                                           Phoenix, AZ  85012
                                           Attn:  Michael R. Rooney, Esq.

         (b)     If to Acquisition:        Educational Medical, Inc.
                                           1327 Northmeadow Parkway
                                           Suite 132
                                           Roswell, GA 30076
                                           Attn:  Gary D. Kerber, President

                 With a copy to:

                                           Greenberg, Traurig, Hoffman, Lipoff,
                                           Rosen & Quentel, P.A.
                                           777 S. Flagler Drive, Suite 310-East
                                           West Palm Beach, Florida 33401
                                           Attn:  Morris C. Brown, Esq.

or such other addresses as shall be furnished in writing by either party, and any such notice of communication shall be deemed to have been given as of the date so mailed.

         Section. 5.4.    Assignment.  This Plan and all of the provisions
hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Plan nor any of the rights, interest, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Acquisition may assign all of its rights, interests and obligations hereunder to another wholly-owned subsidiary of EMI, provided that such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein.

         Section 5.5. Complete Agreement. This Plan, and the Agreement and Plan, including the schedules, exhibits or other writings referred to therein or delivered pursuant thereto, contain the entire understanding of the parties hereto with respect to the Merger and the related transactions and supersede all prior arrangements or understandings with respect thereto and all letters and other agreements relating to the protection of Confidential Information (as defined in the Agreement and Plan) of Management and EMI. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties hereto other than those expressly set forth herein or in the Agreement and Plan.

         Section 5.6. Modifications, Amendments and Waivers. At any time prior to the Effective Time of the Merger (notwithstanding any shareholder approval), if authorized by their respective Boards of Directors and to the extent permitted by law: (i) the parties hereto may, by written agreement, modify, amend or supplement any term or provision of this Plan and (ii) any term or provision of this Plan may be waived by the party which is, or whose shareholders are, entitled to the benefits thereof. Any written instrument or agreement referred to in this section shall be validly and sufficiently authorized for the purposes of this Plan if signed on behalf of Management and Acquisition by a person authorized to sign this Plan.

         Section 5.7. Counterparts. This Plan may be executed in two or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

         Section 5.8. Governing Law. This Plan shall be governed by the laws of the State of Delaware (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect and performance.

         IN WITNESS WHEREOF, Management and Acquisition have caused this Plan of Merger to be executed by their duly authorized officers, respectively, and their respective seals to be affixed hereto as of the day and year first above written.

 [Corporate Seal]                               EDUCATIONAL MANAGEMENT, INC.

 Attest:

 /s/ A. LAUREN RHUDE                            By: /S/ SCOTT L. RHUDE
 ---------------------------------                 ----------------------------
 A. Lauren Rhude                                        Scott L. Rhude
 Secretary                                              President


 [Corporate Seal]                               NEBRASKA ACQUISITION CORP.

 Attest:

 /s/ MORRIS C. BROWN                            By: /s/ GARY D. KERBER
 ---------------------------------                 ----------------------------
 Morris C. Brown                                        Gary D. Kerber
 Secretary                                              President